For the fiscal period ended 12/31/04
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ?
SP Deutsche International Equity Portfolio

1.   Name of Issuer:
	Semiconductor Manufacturing
International Corporation

2.   Date of Purchase
	03/12/04

3.   Number of Securities Purchased
	11,500

4.   Dollar Amount of Purchase
	$201,250

5.   Price Per Unit
	$17.50

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Credit Suisse First Boston

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Credit Suisse First Boston
Deutsche Bank Securities
Bear, Stearns
Needham & Company
SG Cowen Securities Corporation
Thomas Weisel Partners
W.R. Hambreech & Co.
Credit Suisse First Boston (Hong Kong)
Deutsche Bank AG, Hong Kong
Nomura International
ABN AMRO Bank N.V. and NM Rothschild & Sons Limited
DBS Bank Ltd.





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